SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Caraustar Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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April 11, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Caraustar Industries, Inc. The meeting will be held on Wednesday, May 18, 2005, at 11:00 A.M. at the corporate headquarters of Caraustar Industries, Inc., 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia.

The primary business of the meeting will be the election of directors and the consideration of proposals to amend the company’s long term equity incentive plan to permit director participation and to ratify the selection of our independent registered public accountants. The proposals are more fully explained in the enclosed proxy statement.

During the meeting, we will also report to you on the condition and performance of Caraustar and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to ask appropriate questions of management on matters that affect the interest of all shareholders.

We hope to see you on May 18, 2005.  Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest and support of Caraustar.

Sincerely yours,

CARAUSTAR INDUSTRIES, INC.

James E. Rogers Chairman of the Board	Michael J. Keough President and Chief Executive Officer

PHONE 770•948•3101       •       P.O. BOX 115       •      AUSTELL, GA 30168-0115

5000 AUSTELL-POWDER SPRINGS ROAD, SUITE 300      •      AUSTELL, GA 30106-3227

www.caraustar.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 18, 2005

The 2005 Annual Meeting of Shareholders of Caraustar Industries, Inc. (“Caraustar”) will be held on Wednesday, May 18, 2005, at 11:00 A.M., at Caraustar’s corporate headquarters, 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia, for the following purposes:

1.	To elect three Class I directors to serve until the 2008 Annual Meeting of Shareholders and one Class II director to serve until the 2006 Annual Meeting of Shareholders;

2.	To consider and act on a proposal to amend Caraustar’s long term equity incentive plan to allow director participation;

3.	To consider and act on a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books of Caraustar and its subsidiaries for the year ending December 31, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 11, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Wilma Elizabeth Beaty Corporate Counsel and Corporate Secretary

April 11, 2005

PLEASE COMPLETE AND RETURN THE ENCLOSED APPOINTMENT OF PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR APPOINTMENT OF PROXY AND VOTE YOUR OWN SHARES.

PROXY STATEMENT

The following proxy statement is furnished in connection with the solicitation by the Board of Directors of Caraustar Industries, Inc. (the “Company”) of proxy appointment forms to be used at the Annual Meeting of Shareholders of the Company to be held on May 18, 2005, at 11:00 A.M., at the corporate headquarters of Caraustar Industries, Inc., 5000 Austell-Powder Springs Road, Suite 300, Austell, Georgia, and at any adjournment or adjournments thereof.

The Company is mailing its 2004 Annual Report, including financial statements, with this proxy statement to each shareholder of record. These items, together with the proxy appointment form, are first being mailed to shareholders on or about April 11, 2005. Any shareholder may receive an additional copy of the Annual Report, free of charge, by sending a written request to our Corporate Secretary, Wilma Beaty, at the corporate headquarters address above.

Please complete, date and sign the accompanying proxy appointment form and return it to ensure that your shares are voted at the meeting. You may revoke the appointment of proxy at any time before it is exercised by submitting to the Corporate Secretary written notice of revocation or a properly executed appointment of proxy of a later date, or by attending the meeting and electing to vote in person. All shares represented by valid proxy appointment forms timely received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will vote in favor of the election to the Board of Directors of the three Class I and one Class II director nominees named in this proxy statement, the approval of the amendment of the Company’s long term equity incentive plan to permit director participation and the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the year ending December 31, 2005.

The Company will bear the entire cost of preparing this proxy statement and of soliciting the enclosed proxy appointment forms. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers and other record holders to send proxy appointment forms and proxy material to the beneficial owners of the Company’s common stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxy appointment forms from shareholders, either personally or by telephone, telegram or special letter.

March 11, 2005 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only record holders of shares of the Company’s common stock, $.10 par value (the “Common Shares”) at the close of business on March 11, 2005 will be entitled to notice of and to vote at the meeting.

The number of outstanding Common Shares entitled to vote as of the record date was 28,777,209. Each Common Share is entitled to one vote. In accordance with North Carolina law and the Company’s bylaws, a majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum for the election of directors, consideration of the amendment of the Company’s long term equity incentive plan and ratification of the selection of the Company’s public accounting firm. Abstentions and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld from any or all nominees, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election. The proposals to amend the Company’s long term equity incentive plan and to ratify the selection of its public accounting firm will each be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and broker non-votes, if any, will not count as votes cast and therefore will have no effect on the outcome of the vote on any of the proposals.

SHARE OWNERSHIP

As of March 11, 2005, the only class of voting securities the Company had issued and outstanding was its Common Shares. On that date there were 28,777,209. Common Shares outstanding. The following table sets forth the names of, and the numbers and percentages of Common Shares beneficially owned as of March 11, 2005 by: (a) each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares; (b) each director and director nominee; (c) each executive officer of the Company identified in the Summary Compensation Table under the caption “Executive Compensation”; and (d) all executive officers and directors of the Company as a group. A “beneficial owner” of Common Shares is a person who has either the voting or investment power, or both, alone or shared with others, over such Common Shares. Each of the individuals listed below possesses sole voting and investment power with respect to the Common Shares listed opposite his or her name unless noted otherwise.

	Common Shares Beneficially Owned
Name and Address† of Beneficial Owner	Number(1)	Percent
Goldman Sachs Asset Management, L.P., et al(2) 32 Old Slip New York, NY 10005	3,742,338	13.0%

Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,146,949	7.5%

FMR Corp., et al.(4) 82 Devonshire Street Boston, MA 02109	1,850,624	6.4%

State Street Research & Management Company(5) One Financial Center, 31st Floor Boston, MA 02111-2690	1,613,785	5.6%

Wellington Management Company, LLP(6) 75 State Street Boston, MA 02109	1,532,400	5.3%

Thomas V. Brown(7)	243,619	*

Jimmy A. Russell	190,867	*

Michael J. Keough(8)	140,000	*

Russell M. Robinson, II(9)	125,804	*

Thomas C. Dawson(10)	90,185	*

Ralph M. Holt, Jr.	80,970	*

Ronald J. Domanico	52,379	*

Bob M. Prillaman	30,189	*

James E. Rogers	17,924	*

Dennis M. Love	10,669	*

Robert J. Clanin	7,107	*

Daniel P. Casey	6,916	*

L. Celeste Bottorff	1,916	*

Charles H. Greiner, Jr.	0	*

Eric R. Zarnikow	0	*

Directors and executive officers as a group (20 persons)	1,160,923	4.0%

†	Addresses are furnished only for each person known to the Company to own beneficially 5% or more of the Company’s outstanding Common Shares.

(1)	Includes the following shares subject to stock options exercisable within 60 days after March 11, 2005: Mr. Brown — 54,374; Mr. Russell — 40,864; Mr. Keough — 49,000; Mr. Robinson — 8,930; Mr. Dawson — 28,579; Mr. Holt — 8,930; Mr. Domanico — 28,000; Mr. Prillaman — 1,375; Mr. Rogers — 6,930; Mr. Love — 5,930; Mr. Clanin — 3,930; Mr. Casey — 930; Ms. Bottorff — 930; Mr. Greiner — 0; Mr. Zarnikow — 0; directors and executive officers as a group — 310,505.

(2)	The amount and nature of shares beneficially owned are based on an amended Schedule 13G filed on or about February 10, 2005. Of the shares reported, Goldman Sachs Asset Management reports sole voting power over 1,085,339 shares and sole dispositive power over 1,835,936. Goldman Sachs Asset Management disclaims beneficial ownership of any securities managed on its behalf by third parties.

(3)	The amount and nature of shares beneficially owned are based on an amended Schedule 13G filed on or about February 9, 2005. Dimensional Fund Advisors reports these shares based on its role as investment adviser or manager to certain investment companies, trusts and accounts. It reports sole voting and dispositive power over all these shares, but disclaims beneficial ownership of all such shares.

(4)	The amount and nature of shares beneficially owned are based on an amended Schedule 13G filed on or about February 14, 2005. FMR Corp. and the other reporting persons report for Fidelity Management & Research Company, a wholly owned subsidiary of FRM Corp. that serves as investment adviser. FMR Corp. and other of the reporting persons report sole dispositive power over all these shares but sole voting power over only 439 of such shares.

(5)	The amount and nature of shares beneficially owned are based on a Schedule 13G filed on or about January 27, 2005. State Street Research & Management Company reports these shares based on its role as investment adviser, and disclaims any beneficial interest in any of these shares.

(6)	The amount and nature of shares beneficially owned are based on an amended Schedule 13G filed on or about February 14, 2005. Wellington Management Company reports these shares based on its role as investment adviser to certain clients. Although it reports sole voting and dispositive power over none of these shares, it reports shared voting power over 1,132,400 shares and shared dispositive power over 1,476,000 shares.

(7)	Includes 29,200 shares registered in the name of Mr. Brown’s wife.

(8)	Includes 10,500 shares held in a family living trust with Mr. Keough’s wife.

(9)	Includes 46,890 shares registered in the name of Mr. Robinson’s wife.

(10)	Includes 30,477 shares registered in the name of Mr. Dawson’s wife and 2,750 shares registered in the name of Mr. Dawson’s daughter.

*	Denotes ownership of less than 1% of the Company’s Common Shares.

SHAREHOLDER RETURN

The following graph compares the cumulative total shareholder return on the Company’s Common Shares for the years 2000 through 2004 with (a) the cumulative total return of the S&P 400 Index and (b) the cumulative total return of the S&P Paper & Forest Products Index. All cumulative returns assume the investment of $100.00 in each of the Company’s Common Shares, the S&P 400 Index and the S&P Paper & Forest Products Index on December 31, 1999 and assume the reinvestment of dividends.

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors is divided into 3 classes (I, II and III). Directors are elected by class, generally for terms of three years. Effective October 14, 2004, the Board of Directors increased the size of the Board from ten to eleven and appointed Charles H. Greiner, Jr. as a Class II director to fill the resulting vacancy, as permitted by the Company’s bylaws. Mr. Greiner must stand for election by the shareholders at the 2005 Annual Meeting. Effective February 16, 2005, the Board of Directors increased the size of the Board from eleven to twelve until the 2005 Annual Meeting to accommodate the appointment of Eric R. Zarnikow, who is temporarily serving in Class III until the 2005 Annual Meeting. Two directors, Thomas V. Brown and Ralph M. Holt, Jr., will retire from the Board effective as of the 2005 Annual Meeting, at which time the size of the Board will be reduced from twelve to ten. Mr. Zarnikow will stand as a nominee for election at the 2005 Annual Meeting to succeed Mr. Brown as a Class I director. Dennis M. Love and L. Celeste Bottorff, both incumbent Class I directors whose terms expire at this Annual Meeting, will stand for re-election as Class I directors at the meeting.

It is intended that the persons named in the accompanying proxy appointment form will vote only for the three nominees for Class I director and the one nominee for Class II director, except to the extent authority to so vote is withheld with respect to one or more nominees. Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted for the election of a substitute nominee selected by the persons named in the proxy appointment form.

The Board unanimously recommends a vote FOR each of the director nominees.

Director Information

Set forth below are each continuing director and each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the corporation in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company and directorships in other publicly held companies. None of the following nominees or directors is related (as first cousin or closer) by blood, marriage or adoption to any other nominee, director or person who may be deemed to be an executive officer of the Company.

CLASS I DIRECTORS

(Nominees for election to serve until 2008 Annual Meeting)

DENNIS M. LOVE (49), President and Chief Executive Officer, Printpack Inc., Atlanta, Georgia, a manufacturer and converter of flexible packaging materials. Mr. Love was appointed a director in February 1999. Mr. Love also serves as a director of AGL Resources Inc.

L. CELESTE BOTTORFF (51), General Manager/Group Director Food Service Division, The Coca-Cola Company, Coca-Cola Fountain, Atlanta, Georgia. Ms. Bottorff has been a member of Caraustar’s board since June 2003. Ms. Bottorff is General Manager/Group Director, Food Service Division of The Coca-Cola Company’s Fountain Division and has over 28 years of experience in industrial management, marketing and strategy. Prior to her tenure at The Coca-Cola Company, she was Senior Vice President/Marketing & Strategy for AHL Services, Inc., a leading provider of marketing fulfillment, customer service and merchandising services to Fortune 500 companies.

ERIC R. ZARNIKOW (45), Senior Vice President and Treasurer, The ServiceMaster Company, Downers Grove, Illinois, a home services company. Mr. Zarnikow has been a member of Caraustar’s board since February 2005. Mr. Zarnikow currently serves as Senior Vice President and Treasurer of The ServiceMaster Company and has held that position since December 1999.

CLASS II DIRECTORS

(Incumbents to serve until 2006 Annual Meeting, except for Mr. Greiner, who is a nominee for election to serve until 2006 Annual Meeting)

MICHAEL J. KEOUGH (53), President and Chief Executive Officer, Caraustar Industries, Inc. Mr. Keough has been employed by the Company since March 4, 2002 and has served as a director since October 2002. Prior to joining the Company, Mr. Keough served as President and Chief Operating Officer of Gaylord Container Corporation in Deerfield, Illinois from April 2000 through March 1, 2002, and as Vice President of Container Operations of Gaylord Container from October 1993 through April 2000. In 2002, Gaylord Container Corporation merged with a subsidiary of Temple-Inland Inc.

BOB M. PRILLAMAN (72), Senior Vice President (Retired), Caraustar Industries, Inc. Mr. Prillaman served as Senior Vice President of the Company from 1980 until his retirement effective March 1, 1998 and has served as a director since 1980. Mr. Prillaman had been employed by the Company or its predecessors since 1969. Mr. Prillaman is also a director of United Community Bank.

RUSSELL M. ROBINSON, II (73), Attorney at Law, Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, a law firm. Mr. Robinson has been engaged in the private practice of law since 1956 and is a partner of the firm of Robinson, Bradshaw & Hinson, P.A. Mr. Robinson has been a director of the Company since December 1992 and served as Chairman of the Board of Directors of the Company from April 1995 until July 2003. Robinson, Bradshaw & Hinson, P.A. is the Company’s principal outside legal counsel. The firm performed legal services for the Company during the last fiscal year, and it is anticipated that the firm will continue to do so during the current fiscal year.

CHARLES H. GREINER, JR. (58), Senior Vice President (Retired), International Paper Company, a global paper and paper distribution, packaging and forest products company. Mr. Greiner served as Senior Vice President Commercial Development, Printing Papers of International Paper from 2003 until his retirement in June 2004 and as Senior Vice President, Printing and Communications Papers of International Paper Company from 1999 to 2003. Mr. Greiner held various positions with Union Camp Corporation between 1972 and 1999, when International Paper acquired Union Camp. His last position with Union Camp was Vice President and General Manager, Printing Paper. Mr. Greiner has been a director of the Company since October 2004.

CLASS III DIRECTORS

(Incumbents to serve until 2007 Annual Meeting)

DANIEL P. CASEY (62), Vice Chairman and Chief Financial Officer (Retired), Gaylord Container Corporation, a major integrated producer of brown paper packaging products. In 2002, Gaylord Container Corporation merged with a subsidiary of Temple-Inland Inc. Mr. Casey served as Vice Chairman of the Board of Directors and Chief Financial Officer of Gaylord Container Corporation from 2000 until his retirement in 2002. From 1987 until 2000, he served as Executive Vice President and Chief Financial Officer of Gaylord Container Corporation. Mr. Casey also serves as a director of Amcol International.

ROBERT J. CLANIN (61), Senior Vice President and Chief Financial Officer (Retired), United Parcel Service. Mr. Clanin served as Senior Vice President and Chief Financial Officer of United Parcel Service from 1994 until his retirement on January 1, 2001. Mr. Clanin also served as a director of United Parcel Service between 1996 and 2000. Mr. Clanin currently serves as a director of CP Ships Limited, the John H. Harland Company and Serologicals Corporation, and as Chairman of the Board of Directors of Overseas Partners Ltd.

JAMES E. ROGERS (59), President, SCI Investors Inc., Richmond, Virginia, a private equity investment firm. Mr. Rogers has been President of SCI Investors Inc. since April 1993. From 1993 to 1996, Mr. Rogers also served as Chairman of Custom Papers Group, Inc., a paper manufacturing company. From 1991 to 1993, Mr. Rogers served as President and Chief Executive Officer of Specialty Coatings International, Inc., a manufacturer of specialty paper and film products. Prior to that time, Mr. Rogers was Senior Vice President, Group Executive of James River Corporation, a paper and packaging manufacturer. Mr. Rogers has been a director of the Company since November 1993. Mr. Rogers also serves as a director of Wellman, Inc., Owens & Minor, Inc., Cadmus Communications Corporation and New Market Corporation.

GOVERNANCE OF THE COMPANY

Meetings of the Board of Directors

Both the Board of Directors and management at the Company highly value strong and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage. Members of the

Board are kept informed of the Company’s business through discussions with management, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. The Board of Directors held five meetings during 2004. All directors attended at least 75% of the aggregate total number of meetings of the Board and the Board committees on which they serve. The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend the annual meeting absent a schedule conflict. All of our directors attended the 2004 Annual Meeting.

The Company’s independent directors meet in regularly scheduled executive sessions without management present. Mr. Rogers, the Chairman of the Board, presides over these sessions.

Director Independence

The Board has determined that none of the Company’s directors other than Mr. Brown and Mr. Keough (both members of management) has any relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is “independent” within the meaning of NASDAQ rules.

All of the members of our Audit Committee, Compensation and Employee Benefits Committee and Nominating and Corporate Governance Committee are independent directors under these standards. In addition, the Board has determined that the members of the Audit Committee meet the heightened standards of independence under the Securities Exchange Act of 1934 applicable to members of a public company audit committee.

Board Committees

The Board currently has four standing committees: an Audit Committee, a Compensation and Employee Benefits Committee, a Nominating and Corporate Governance Committee and an Executive Committee. All of these committees other than the Executive Committee are comprised solely of independent directors, within the meaning of NASDAQ rules. The charters for all committees are posted on the Company’s website.

Ms. Bottorff, Mr. Casey (chairman) and Mr. Holt serve on the Audit Committee, and Mr. Zarnikow is expected to be appointed to the committee. The Audit Committee reviews the results and scope of the annual audit of the Company’s financial statements and the services provided by the Company’s independent registered public accounting firm and oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes, its systems of internal control, compliance with legal and regulatory requirements and the independent auditor’s qualifications and independence. The Audit Committee met eight times in 2004. Additional information regarding the Audit Committee is set forth below under “Ratification of Appointment of Independent Registered Public Accounting Firm.”

Mr. Clanin, Mr. Holt, Mr. Greiner and Mr. Love (chairman) serve on the Compensation and Employee Benefits Committee. The Compensation and Employee Benefits Committee establishes and reviews the compensation criteria and policies of the Company and administers the Company’s equity compensation plans. The Compensation and Employee Benefits Committee met five times in 2004.

Mr. Clanin, Mr. Robinson (chairman), and Mr. Rogers serve on the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee recommends nominees for election to the Board of Directors and advises on other matters of organizational structure and corporate governance. The Nominating and Corporate Governance Committee met two times in 2004.

Mr. Keough, Mr. Robinson and Mr. Rogers (chairman) currently serve on the Executive Committee. The Executive Committee generally has the power and authority of the Board, to be exercised between meetings of the Board of Directors or in emergencies, except that the Executive Committee does not have power and authority that is specifically delegated to another committee of the Board of Directors established by resolution or the Company’s bylaws or to take actions that may not by law be delegated by the Board of Directors to a committee. The Executive Committee met three times in 2004.

Director Nominations

Among the purposes of the Nominating Committee are to help determine the appropriate composition of the Board and to assist the Board in identifying qualified candidates to become Board members. The Nominating Committee is to discharge these responsibilities by making recommendations to the Board regarding the size and composition of the Board and the criteria for selecting Board candidates. The Nominating Committee is also charged with overseeing the search for qualified Board candidates (including the evaluation of candidates suggested by shareholders or otherwise) and recommending to the Board the director nominees to be presented for shareholder approval at each annual meeting of shareholders and any candidates to fill Board vacancies that arise between annual meetings.

New Board candidates are typically examined by a screening and interview process that includes meetings with senior management and independent directors who are available, as representatives of the Nominating Committee or the Board (such as the Chairman of the Board), to meet with the candidates. Although the Nominating Committee is not obligated to consider, or give particular weight to, any minimum criteria when considering potential director candidates, the Nominating Committee generally considers a number of factors, such as the candidate’s relevant training and business experience, the candidate’s independence from management, the candidate’s integrity, character, and capacity for exercising leadership and mature judgment, the candidate’s potential fit with the size and composition criteria established for the Board, and the nature of the candidate’s other commitments. When current Board members are considered for re-nomination, they are not required to re-interview, but the Nominating Committee considers the prior contribution of those directors and whether their re-election would be consistent with the Nominating Committee’s recommendations regarding the size and composition of the Board and its committees and with applicable NASDAQ and SEC regulatory requirements.

Article III, Section 3 of the Company’s bylaws sets forth the process by which shareholders may submit nominations of director candidates for consideration at the Company’s annual meeting. See “Proposals for 2006 Annual Meeting of Shareholders” for more information regarding this process. Any shareholder who wishes to have the Nominating Committee and the Board consider nominating a particular individual as a director should follow this same process. Any shareholder candidates suggested for nomination in accordance with this process will be considered and evaluated by the Nominating Committee in accordance with the Nominating Committee’s charter and the process described above for all new Board candidates.

With respect to the directors standing for election at this Annual Meeting, all are incumbents standing for re-election except Mr. Greiner and Mr. Zarnikow. Mr. Greiner was appointed by the Board in October 2004 as a Class II director to serve until this Annual Meeting and has been nominated for election by the shareholders as a Class II director to serve until the 2006 Annual Meeting. Mr. Zarnikow was appointed by the Board in February 2005 as a Class III director to serve until this Annual Meeting and has been nominated for election by the shareholders as a Class I director to fill the vacancy created by Mr. Brown’s retirement. Mr. Greiner was identified and recommended to the Nominating Committee and the Board by Mr. Rogers. Before his appointment to the Board, Mr. Greiner met with management and the remaining directors, who had an opportunity to interview Mr. Greiner. The Nominating Committee and the Board determined that Mr. Greiner’s extensive industry knowledge and capabilities would be an asset to the Board. Mr. Zarnikow was identified and recommended to the Nominating Committee and the Board by Messrs. Keough and Casey based on an evaluation of Mr. Zarnikow’s qualities and capabilities derived from their previous work experience with Mr. Zarnikow at another company. Although in these instances the Nominating Committee did not deem it necessary to use the services of a paid third party search firm, it reserves the ability to do so in the future as it deems necessary for the identification of future director candidates.

Director Compensation

In 2004, each director who was not an employee of the Company was paid (in quarterly installments) an annual retainer fee of $20,000 for serving as a director. Our non-executive Chairman of the Board was paid an annual retainer fee of $55,000. The chairmen of the Audit Committee, Compensation and Employee Benefits Committee, Nominating and Corporate Governance Committee and Executive Committee also received an annual retainer fee of $3,500. Additionally, all directors who were not employees of the Company were paid a fee of $1,500 per meeting for attending in-person meetings of the Board of Directors, $500 for participation in a telephonic Board meeting, $1,000 per in-person committee meeting attended and $250 per committee meeting by telephone conference. All directors were also reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Effective January 1, 2005, each director who is not an employee of the Company will be paid an annual retainer of $50,000 for serving as a director. If at the 2005 Annual Meeting the shareholders approve the proposed amendments to the Company’s 2003 Long-Term Equity Incentive Plan, one half of this annual retainer will be paid in Common Shares of the Company. The other half will be paid in cash in quarterly installments. The Chairman of the Board will receive an additional annual retainer of $25,000 (one half of which will be paid in Common Shares), the chairman of the Audit Committee will receive an additional annual retainer of $7,500 and the chairman of each other committee will receive an additional annual retainer of $3,500. Each non-employee director also will receive an annual grant of options to purchase 3,000 Common Shares, again subject to shareholder approval of the proposed amendments to the 2003 Long-Term Equity Incentive Plan. In addition, all non-employee directors will be paid a fee of $2,000 per meeting for attending in-person meetings of the Board of Directors, $1,000 for participation in telephonic Board meetings, $1,000 per in-person committee meeting attended and $500 per telephonic committee meeting. All directors will continue to be reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board.

Shareholder Rights Plan

The Company’s existing Shareholder Rights Plan expires by its terms on April 19, 2005. After consideration of the matter, the Board currently intends to let the Shareholder Rights Plan expire without renewal or replacement. The Board’s policy with respect to any future shareholder rights plan is that it will adopt such a plan only if the shareholders approve such adoption or if the Board (including a majority of independent directors) in the exercise of its fiduciary duties determines that, under the circumstances at the time, it is in the best interest of the Company and its shareholders for the Board to adopt a plan without seeking shareholder approval.

Shareholder Communications

Any shareholder who wishes to communicate with our Board of Directors, or one or more individual directors, can write to them at this address:

Caraustar Industries, Inc.

Board of Directors Communications

c/o Director of Internal Audit, Jonathan Corley

5000 Austell-Powder Springs Road

Suite 300

Austell, Georgia 30106-3227

Your letter should indicate that you are a shareholder. The Board has instructed the Director of Internal Audit to promptly forward all communications so received to the full Board or any individual Board member or members to whom the communications are addressed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to its executive officers and directors and any greater than 10% beneficial owners were complied with, except that the following reports were filed late: one initial ownership report and one transaction report for Mr. Kelchen; one transaction report with respect to a portion of a grant to Mr. Keough; and one transaction report with respect to the annual grant of options to each of the Company’s then non-employee directors (Ms. Bottorff and Messrs. Casey, Clanin, Holt, Love, Prillaman, Robinson and Rogers).

EXECUTIVE COMPENSATION

Report of the Compensation and Employee Benefits Committee

Compensation Philosophy and Objectives

At Caraustar, the Compensation and Employee Benefits Committee of the Board has broad responsibility to tailor the compensation and benefit programs of the Company to fit the strategic, financial, and operational goals of the Company. The Committee oversees the design and administration of executive compensation programs, as well as the Company’s primary employee benefit programs, with a view toward compensating key management and employees consistent with these Company goals. Each member of the Committee is appointed by the Board and has been determined to be an independent director within the meaning of applicable NASDAQ rules.

In general, the compensation philosophy of the Committee is to align the interests of key management of the Company directly with those of the shareholders. The specific objectives of Caraustar’s executive compensation programs are: to increase shareholder value by improving Company performance; to align management incentives with the performance of the business units directly affected by the executive’s leadership; and to attract and retain high quality executive talent. The Committee strives to meet these objectives by ensuring that the design of the incentive programs are appropriate, that each executive’s compensation is explicitly related to financial, operational, and individual achievement, and that the Company’s compensation levels are generally competitive with those of comparable businesses.

Executive Compensation Program

There are three primary components of Caraustar’s executive compensation program: base salary, an annual incentive bonus, and the Long-Term Equity Incentive Plan. Each of these elements is outlined below.

Base Salary.    Base salaries are designed to provide a competitive component of executive pay based on an executive’s position, scope of responsibilities, and experience. The Committee periodically engages compensation consultants and uses industry survey data to ascertain competitive executive base salary levels for companies of comparable size in similar industries. Salary levels for key management are generally reviewed and adjusted annually, usually effective March 1 of the calendar year, unless a promotion or other change in responsibilities warrants a review at another time. In 2004, the Committee approved base salary increases for the Company’s senior executive officers averaging 2%. In approving increases, the Committee reviewed market compensation data and the Company’s then current financial performance. For 2005, after reviewing the competitive compensation data and other relevant information, the Committee approved base salary increases for the Company’s senior executive officers averaging 6.7% and ranging from 3.3% to 13.5%. This included a 13.5% increase to $550,000 per year for Mr. Keough to recognize his promotion from Chief Operating Officer to Chief Executive Officer.

Annual Incentive Bonus.    In general, the annual incentive bonus program rewards senior executives and key management for achieving financial targets that are established each year by the Committee, for either the Company as a whole or for individual business units. In 2004, these measurements were, for senior executives, Earnings Per Share for the Company and for other participants, either Income from Operations for the Company or a combination of Income from Operations for the Company and for the participant’s business unit. In addition, a small portion of each participant’s bonus is based on the achievement of individual goals. The Company and business unit measurements were subject to review and adjustment by the Committee to account for the effect of nonrecurring items. There were approximately 130 employees who are eligible for this plan, including the Chief Executive Officer and eight other members of his senior executive team. The specific target for each individual executive, expressed as a percentage of base salary, was established by the executive’s level of responsibility within the Company and approved by the Committee. Annual incentives are typically awarded in cash.

For 2004, the nine most senior executives of the Company had a targeted annual incentive for achieving the Company’s financial targets of 60% of base salary, and they had the ability to earn anywhere from zero to 90% of base salary, depending on financial performance. They each also had the opportunity to earn up to 10% of base salary for achieving the individual objectives approved by the Committee. The other approximately 120 key managers in the Annual Incentive Plan had a targeted annual incentive for achieving financial targets of 40% of base salary, and also could earn anywhere from zero to 90% of base salary depending on financial performance. This group also had the opportunity to earn up to 10% of base salary for achieving individual objectives.

The Committee reviewed the financial performance of the Company and its operating units to assess the criteria for annual incentive payments for 2004. The Committee reviewed non-GAAP financial statements and examined a list of nonrecurring items that were reflected in these statements. The Committee deemed it appropriate, in the exercise of its discretion, to exclude some, but not all, of the listed nonrecurring items from the calculation of these measures. The Committee also reviewed the individual goals set for each senior manager and made a determination of the amount of bonus to be paid with respect to the individual’s performance. Accordingly, after a careful examination of the relevant data, the Committee approved bonuses for senior executives which averaged 35% of salary, reflecting an average of 7% for the achievement of individual objectives and 28% for the Company’s earnings. Mr. Brown and Mr. Keough received cash bonuses of 35% and 36% of their respective salaries. For other key managers, the Committee approved bonuses that averaged 20% to 26%.

Long-Term Equity Incentive Plan.    Caraustar’s Long-Term Equity Incentive Plan is designed to focus management attention on long-range goals and to reward consistent improvements in shareholder value over long periods of time. There are approximately 130 Caraustar employees eligible to participate in this program. Long-term compensation is usually delivered through awards of a combination of non-qualified stock options and performance-accelerated restricted stock (PARS), under the provisions of the Company’s 2003 Long-Term Equity Incentive Plan. Stock options are issued with exercise prices no lower than the closing share price on the day of the grant. Each issuance of PARS generally vests after a seven-year holding period, which is accelerated if the company’s share price reaches a predetermined level before the end of the seven-year period.

In 2004, the Committee approved grants of 256,854 stock options, 247,144 PARS, and 11,000 shares of other restricted stock. With minor exceptions, the stock options were granted with an exercise price of $17.05 per share and the PARS were granted with an accelerated vesting target price of $20 per share. These included grants to Mr. Keough of 40,000 options, 40,000 PARS, and 3,500 shares of restricted stock. The grants also included 109,000 options, 104,000 PARS, and 7,500 shares of restricted stock to other members of Mr. Keough’s senior executive team, and 107,854 options and 103,144 PARS to other key managers eligible for the program.

Because the Committee believes strongly that significant equity ownership by Caraustar management is in the best interest of the Company’s shareholders, in 2004 the Committee established guidelines for share ownership within the ranks of the senior executive and key manager teams. These guidelines would apply essentially to the same group of employees who are eligible for the Long-Term Equity Incentive Plan. Under the new rules, each manager has a period of five years to reach the established parameter based on level of responsibility. If adequate progress is not made each year towards the established goals, the Committee has the discretion to pay annual incentives in the form of equity instead of cash to facilitate meeting the share ownership objectives.

The Committee established the following guidelines for equity ownership, expressed as a multiple of annual base salary assuming a per share reference price of twenty dollars:

Chief Executive Officer	5X
Chief Financial Officer	3X
Other Senior Executives	1X
Key Managers	.5X

CEO Compensation

With Mr. Brown’s retirement from the positions of President and Chief Executive Officer effective as of December 31, 2004, last year was a transitional year for the Company in some respects in terms of CEO compensation. Based on the transition and on Mr. Brown’s request his portion of the proposed base salary increase pool was distributed among other officers. Similarly, Mr. Brown did not receive an award during 2004 under the Company’s Long-Term Equity Incentive Plan. Mr. Brown did participate in the Company’s Annual Incentive Plan for 2004 to the extent of the Company’s other executive officers, and was awarded the bonus described above under “Annual Incentive Bonus” based on Company performance during 2004. In light of his retirement, he will not participate in the Company’s 2005 Annual Incentive Plan. Other terms of Mr. Brown’s package are described below under “Employment Agreements.”

In connection with Mr. Keough’s succession to the positions of President and CEO effective January 1, 2005, the Committee believed it appropriate to increase Mr. Keough’s base salary and provide additional equity incentive grants for 2005 commensurate with Mr. Keough’s increased role and responsibilities. These arrangements are detailed below under “Employment Agreements” in the description of Mr. Keough’s amended and restated letter agreement regarding his employment.

Tax Considerations

The Committee believes it appropriate to take into account the tax consequences of employee benefits design and the award of executive compensation as a way of balancing the interests of the Company with those of participants in the Company’s plans. With regard to executive compensation, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Although the current cash compensation levels of the Company’s executives generally remain well below the $1 million limit, the Committee believes that it is generally desirable to comply with Section 162(m) when applicable. The Committee also believes, however, that it is appropriate to take into account considerations other than tax treatment, such that compensation actions may not always qualify for tax deductibility under Section 162(m) or other favorable tax treatment to the Company.

COMPENSATION COMMITTEE:

Dennis M. Love, Chairman

Robert J. Clanin

Charles H. Greiner, Jr.

Ralph M. Holt, Jr.

Compensation Committee Interlocks and Insider Participation

During 2004, no member of the Compensation and Employee Benefits Committee was an employee or officer of any company that had an officer of the Company as a director.

Summary Compensation Table

The following table sets forth information concerning the compensation for the years ended December 31, 2002, 2003 and 2004 for those persons who were, at December 31, 2004, the chief executive officer of the Company and the Company’s four other most highly compensated executive officers (collectively, the “Named Officers”).

Summary Compensation Table

		Annual Compensation(1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)		Securities Underlying Options (#)		All Other Compensation ($)
Thomas V. Brown (2)	2004	$618,000	$216,300	—	(3)	—		$7,117	(4)
President and Chief	2003	$615,000	$49,200	$110,890	(5)	13,000	(6)	$7,105	(4)
Executive Officer	2002	$600,000	$60,000	—		7,000	(6)	$6,614	(4)

Michael J. Keough (2)(7)	2004	$481,667	$173,400	$1,167,925	(3)	65,000	(6)	$25,915	(4)
Senior Vice President	2003	$465,000	$37,200	$102,360	(5)	16,000	(6)	$20,470	(4)
	2002	$375,000	$45,000	—		60,000	(6)	$130,879	(4)

Ronald J. Domanico (8)	2004	$361,867	$133,391	$306,900	(3)	18,000	(6)	$6,096	(4)
Vice President & Chief	2003	$348,500	$31,365	$76,770	(5)	12,000	(6)	$6,000	(4)
Financial Officer	2002	$85,000	—	—		50,000	(6)	$26,521	(4)

Jimmy A. Russell	2004	$350,555	$126,198	$102,300	(3)	6,000	(6)	$6,150	(4)
Vice President	2003	$337,784	$27,023	$76,770	(5)	9,000	(6)	$6,000	(4)
	2002	$316,701	$31,670	—		7,000	(6)	$5,500	(4)

Thomas C. Dawson (9)	2004	$305,000	$106,750	$85,250	(3)	5,000	(6)	$6,150	(4)
Vice President	2003	$242,158	$19,373	$21,325	(5)	1,500	(6)	$6,000	(4)

(1)	Certain amounts may have been expended by the Company that may have had value as a perquisite or personal benefit to the Named Officers. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of any Named Officer for the fiscal year reported.

(2)	Effective January 1, 2005, Mr. Brown retired from the positions of President and Chief Executive Officer and was succeeded in those positions by Mr. Keough.

(3)

This amount represents the value of restricted Common Shares granted on December 1, 2004, based on a closing price of $17.05 per share. Other than as described below with respect to certain restricted Common Share grants to Mr. Keough in connection with his promotion to President and Chief Executive Officer, these restricted Common Shares will vest on the 7th anniversary of the date of grant unless, at any time after the first anniversary of the grant, the closing price of the Common Shares is at or above $20.00 for each of 20 consecutive trading days. If that occurs, these restricted shares will vest immediately. The terms of 25,000 of the restricted Common Share grants included in Mr. Keough’s amount are identical to those described above, except that the accelerated vesting threshold price is $18.00 rather than $20.00; and 3,500 of the restricted Common Share grants included in Mr. Keough’s amount will vest on June 1, 2005 (see

“— Employment Agreements” below for more information on these grants to Mr. Keough). Dividends will be paid on all these restricted Common Shares as and when they are paid on other Common Shares. As of December 31, 2004, the market value of restricted Common Shares held by the Named Officers (based on a closing price of $16.82 on December 31, 2004) was: for Mr. Brown, $79,491; for Mr. Keough, $1,152,170; for Mr. Domanico, $302,760; for Mr. Russell, $100,920; and for Mr. Dawson, $84,100.

(4)	The reported amounts include the following employer matching contributions under the Company’s 401(k) plan: $6,150 for all Named Officers other than Mr. Domanico for 2004; $6,096 for Mr. Domanico for 2004; $6,000 for all Named Officers for 2003; $5,500 for each of Messrs. Brown and Russell for 2002; and $850 for Mr. Domanico for 2002. The reported amounts also include $18,798, $13,365 and $129,765 for relocation expenses paid by the Company in 2004, 2003 and 2002, respectively, for Mr. Keough; and $25,671 for relocation expenses paid by the Company in 2002 for Mr. Domanico. The balance of the amounts shown for Messrs. Brown and Keough represent the portion of term life and travel accident insurance premiums paid by the Company on terms not otherwise available to all salaried employees.

(5)	This amount represents the value of restricted Common Shares granted on September 1, 2003, based on a closing price of $8.53 per share. Under their terms, these restricted Common Shares vested on September 30, 2004, the first date following the first anniversary of grant on which the closing price of the Common Shares equaled or exceeded $13.00 per share for each of 20 consecutive trading days.

(6)	This amount represents traditional options with exercise prices per share not less than 100% of the fair market value of the Common Shares on the date of grant.

(7)	Mr. Keough joined the Company as Senior Vice President and Chief Operating Officer in March 2002.

(8)	Mr. Domanico joined the Company as Vice President and Chief Financial Officer in October 2002.

(9)	Mr. Dawson became an executive officer of the Company in December 2003.

Option Grants Table

The following table sets forth certain information concerning grants of stock options to the Named Officers during the year ended December 31, 2004.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($ / SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5% ($)	10% ($)
Thomas V. Brown	—		—	—	—	—	—
Michael J. Keough	65,000	(1)(2)	27.91%	$17.05	2014	$696,800	$1,766,050
Ronald J. Domanico	18,000	(1)	7.73%	$17.05	2014	$192,960	$489,060
Jimmy A. Russell	6,000	(1)	2.58%	$17.05	2014	$64,320	$163,020
Thomas C. Dawson	5,000	(1)	2.15%	$17.05	2014	$53,600	$135,850

(1)	These amounts represent the number of Common Shares underlying grants of options priced at not less than 100% of market value on the date of grant. The options were granted under our 2003 Long-Term Equity Incentive Plan. Each award vests in 25% increments over four years.

(2)	Of this amount 25,000 represents a special grant of options to Mr. Keough in connection with his promotion to the position of President and Chief Executive Officer, as further described below under “Employment Agreements.”

Option Exercises and Year-End Value Table

The following table sets forth certain information concerning options exercised by, and unexercised options held by, the Named Officers as of December 31, 2004.

Aggregated Option Exercises in Last

Fiscal Year and FY-End Option Value

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas V. Brown	0	0	59,819	12,305	$97,015	$84,825
Michael J. Keough	0	0	34,000	107,000	$281,400	$351,000
Ronald J. Domanico	0	0	28,000	52,000	$237,850	$290,050
Jimmy A. Russell	0	0	42,427	17,059	$105,286	$70,044
Thomas C. Dawson	0	0	30,803	7,901	$77,566	$9,788

(1)	The fair market value used for computations in this column was $16.82, which was the closing market price of the Company’s Common Shares on December 31, 2004.

Equity Compensation Plan Information

The table below contains information about the compensation plans and individual compensation arrangements that were in place as of December 31, 2004 under which the Company has equity securities authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,707,187	(1)	$19.05	3,097,403	(2)
Equity compensation plans not approved by security holders (3)	110,000		$8.54	—

Total	1,817,187		$18.42	3,097,403

(1)	This amount represents (i) 117,540 Common Shares issuable upon the exercise of options outstanding under our 1993 Key Employees’ Share Ownership Plan, (ii) 54,440 Common Shares issuable upon the exercise of options outstanding under our 1996 Directors Equity Plan, (iii) 1,075,573 Common Shares issuable upon the exercise of options outstanding under our 1998 Key Employee Incentive Compensation Plan and (iv) 459,634 Common Shares issuable upon the exercise of options outstanding under our 2003 Long-Term Equity Incentive Plan.

(2)	There are no securities available for future issuance under the 1993 Key Employee Share Ownership Plan, 1998 Key Employee Incentive Compensation Plan, or the 1996 Directors Equity Plan. An aggregate of 3,097,403 are available for future issuance under the 2003 Long-Term Equity Incentive Plan.

(3)	This amount represents Common Shares issuable upon the exercise of options granted to Mr. Keough and Ronald J. Domanico in March 2002 and October 2002, respectively, in connection with their hiring. These grants were issued outside of the 1998 Long Term Equity Incentive Plan due to a limitation in plan language that allowed no more than 10,000 shares of common stock for which stock options may be granted to any participant in any calendar year.

As required by the letter agreement establishing the terms and conditions of Mr. Keough’s employment, the Company granted to Mr. Keough options to purchase 60,000 restricted Common Shares at an exercise price equal to the fair market value of the Common Shares on his date of hire in 2002, or $8.65. These options, which expire in 2012, are subject to vesting at a rate of 25% per year over a four-year period.

Similarly, as required by the letter agreement establishing the terms and conditions of Ronald J. Domanico’s employment, the Company granted to Mr. Domanico options to purchase 50,000 restricted Common Shares at an exercise price equal to the fair market value of the Common Shares on his date of hire in 2002, or $8.40. These options also expire in 2012 and are subject to vesting at a rate of 25% per year over a four-year period.

Retirement Plans

Substantially all of the Company’s employees participate in a non-contributory defined benefit pension plan. The pension plan provides for retirement, disability and death benefits. Employees who retire at the normal retirement age of 65 and receive their benefits as a single life annuity are entitled to annual pension benefits generally equal to 0.75% of average annual compensation, multiplied by their number of years of credited service. Average annual compensation is the highest average compensation received by an employee for any consecutive five-year period during the last 10 consecutive plan years of an employee’s participation in the plan. Average annual compensation is defined as an employee’s gross wages, excluding fringe benefits (salary and bonus columns of the Summary Compensation Table).

Prior to April 1, 2000, when the annual benefit formula was changed to the formula described above, the annual benefit was calculated as follows: 1.35% times average annual compensation, multiplied by the number of years of credited service (not greater than 33 years), less 0.65% of final average annual compensation (defined as average annual compensation for the last three consecutive calendar years preceding retirement, up to the taxable wage base as established by the Social Security Administration) for each year of credited service at normal retirement date (not greater than 33 years). The new formula removed the offset to social security and the 33-year service cap for all salaried and hourly non-bargained employees covered in the plan. Benefit accruals under the old formula through March 31, 2000 were frozen and participants age 50 with 10 or more years of service became entitled to receive the greater of the benefit provided under the old formula or the new formula.

Effective December 31, 2004, the Company suspended further pension benefits for certain employees covered by the defined benefit pension plan. The suspension froze the accrued pension benefits for all employees who are not subject to a collective bargaining agreement and who do not qualify for continued benefits based on years of service and age requirements. Of the Named Officers, Messrs. Dawson and Russell were unaffected by this suspension and will continue to accrue additional benefits and years of service under the plan.

To replace the suspended pension plan benefit, the Company has determined to make an additional annual contribution under the Company’s 401(k) retirement savings plan to each non-union employee based upon the employee’s years of service. The amount of this additional contribution will range from 1% for employees with less than 5 years of service up to 4% for employees with 25 or more years of service. For purposes of this contribution, the Named Officers (other than Messrs. Dawson and Russell, whose pension benefits are not subject to the suspension described above) had the following estimated credited years of service as of December 31, 2004: Mr. Brown, 14 years; Mr. Keough, 3 years; and Mr. Domanico, 2 years. No contribution will be made under this plan until January 2006 and then only for those individuals employed with the Company through December 31, 2005.

The Company also maintains a Supplemental Executive Retirement Plan, or SERP, which supplements the Company’s other retirement benefits by providing to certain highly compensated employees the additional retirement benefits to which they otherwise would be entitled under the Company’s pension plan in the absence of certain limitations imposed by the Internal Revenue Code. The benefits payable under the SERP are based on the pension plan formula as in effect prior to April 1, 2000, but without regard to the taxable wage base established by the Social Security Administration or the 33-year maximum limit on credited years of service. Each participant’s final SERP benefit is determined by calculating this pre-2000 pension plan benefit and subtracting from it the benefit payable to the participant under the pension plan. Beginning in 2005, the Compensation Committee has determined that the Company’s service-weighted contributions under the 401(k) plan, which are intended to replace additional pension plan accruals for employees whose pension benefits were frozen as of December 31, 2004, will also be subtracted in determining a participant’s SERP benefit.

The following table shows the estimated annual benefits payable upon retirement to employees participating in the pension plan and entitled to the greater of the benefit provided under the old formula or the new formula, as supplemented by the SERP, at specified compensation levels and years of service:

Combined Retirement Plans Estimated Annual Benefits

Average Annual Compensation	Credited Years of Service
	10	15	20	25	30	35	40	45
150,000	17,085	25,627	34,170	42,712	51,254	59,797	68,339	76,881
200,000	23,835	35,752	47,670	59,587	71,504	83,422	95,339	107,256
250,000	30,585	45,877	61,170	76,462	91,754	107,047	122,339	137,631
300,000	37,335	56,002	74,670	93,337	112,004	130,672	149,339	168,006
350,000	44,085	66,127	88,170	110,212	132,254	154,297	176,339	198,381
400,000	50,835	76,252	101,670	127,087	152,504	177,922	203,339	228,756
450,000	57,585	86,377	115,170	143,962	172,754	201,547	230,339	259,131
500,000	64,335	96,502	128,670	160,837	193,004	225,172	257,339	289,506
550,000	71,085	106,627	142,170	177,712	213,254	248,797	284,339	319,881
600,000	77,835	116,752	155,670	194,587	233,504	272,422	311,339	350,256
650,000	84,585	126,877	169,170	211,462	253,754	296,047	338,339	380,631

At December 31, 2004, the estimated credited years of service and average annual compensation under the retirement plans for each of the Named Officers were as follows: Mr. Brown, 42 years and $642,392 (credited years of service include term of service with former employer in accordance with Mr. Brown’s employment agreement); Mr. Keough, 28 years and $496,042 (credited years of service include term of service in industry in accordance with Mr. Keough’s employment letter agreement); Mr. Domanico, 2 years and $367,101; Mr. Russell, 30 years and $335,407; and Mr. Dawson, 32 years and $252,886.

Employment Agreements

The Company entered into an employment agreement, effective January 1, 1991, with Thomas V. Brown. The employment agreement established Mr. Brown’s initial annual base salary at $350,000 and provided that subsequent increases in his base salary were to be determined by the Compensation and Employee Benefits Committee. Pursuant to the employment agreement, the Company granted to Mr. Brown options to purchase 120,000 Common Shares at $4.00 per share, which were to expire January 1, 2001, and which were subject to vesting at a rate of 20% per year over a five-year period. All of these options have been exercised. Also pursuant to the employment agreement, the Company has provided Mr. Brown with $1,000,000 in term life insurance, the initiation fee and monthly dues for a local country club, an annual $5,000 allowance for financial planning and tax preparation services and travel and accident insurance in the amount of $1,000,000.

Mr. Brown’s term of employment under the agreement was indefinite, subject to the right of either the Company or Mr. Brown with or without cause upon 60 days’ prior notice. Certain terms of the agreement

(i) providing for one year’s severance pay to Mr. Brown in the event of his termination by the Company without cause and (ii) prohibiting Mr. Brown from competing with the Company for one year following his voluntary termination of employment with the Company expired in 1996.

Pursuant to an agreement in principle between Mr. Brown and the Company in connection with Mr. Brown’s retirement, Mr. Brown agreed that, effective January 1, 2005, he would retire as President and Chief Executive Officer of the Company and from all other offices and board positions with the Company’s subsidiaries, and would retire as a director of the Company effective as of the 2005 Annual Meeting. Under the agreement, Mr. Brown will continue to receive his current salary and employee benefits through June 1, 2005, which will be considered Mr. Brown’s retirement date for determining benefits payable to him under the Company’s pension plan and SERP. Although Mr. Brown participated in the 2004 senior management incentive bonus plan, he will not participate in the 2005 bonus plan. Restricted Share Rights covering 4,276 shares will vest on June 1, 2005 to the extent not otherwise vested. Mr. Brown’s rights under his change in control agreement ceased to be effective as of December 31, 2004, and the accompanying noncompete restrictions will expire on June 1, 2005. Pursuant to this agreement, the Company will provide Mr. Brown and his eligible dependents lifetime healthcare coverage under the Company’s plans at rates available to active employees.

On February 13, 2002, the Company entered into a letter agreement with Michael J. Keough setting forth certain terms and conditions of his employment. The letter agreement, which was amended and restated in July 2004 as described below, established Mr. Keough’s initial annual base salary at $450,000 and provided that subsequent increases in his base salary were to be determined by the Board. It also provided for an annual bonus for 2002 and 2003 at least equal to 10% and 20%, respectively, of Mr. Keough’s base salary. Pursuant to the letter agreement, the Company provided Mr. Keough with $1,000,000 in term life insurance, the initiation fee and monthly dues for a local country club, relocation expenses, an annual allowance for financial planning services, and 25 years of credit for service in the industry for purposes of the Company’s short-term disability plan and the SERP, with immediate participation (and with the total benefit payable under the SERP to be offset by payments from qualified plans of prior employers). The Company also agreed in the letter agreement to nominate Mr. Keough to the Board and to make the grant of stock options described above under “— Equity Compensation Plan Information.”

The term of Mr. Keough’s employment under the letter agreement was indefinite. If his employment had been terminated other than upon his death or disability or for cause, as defined in the agreement, or upon a change in control of the Company, the agreement provided that he would have been entitled to a severance benefit equal to at least 12 months’ base salary and benefits.

On July 15, 2004, the Company and Mr. Keough amended and restated this letter agreement in connection with his anticipated promotion to Chief Executive Officer on January 1, 2005. The amended and restated letter agreement established Mr. Keough’s initial annual base salary as Chief Executive Officer at $550,000, with subsequent increases in base salary to be determined by the Board. In addition, it states that the Company will continue to provide Mr. Keough with $1,000,000 in life insurance, a supplemental long-term disability benefit to ensure the replacement of at least 75% of his base salary in the event of a qualifying disability, dues for a local country club, an annual allowance for financial planning services, and 25 years of credit for service in the industry for purposes of the Company’s short-term disability plan and the SERP (with the total benefit payable under the SERP to be offset by payments from qualified plans of prior employers). The Company also agreed in the letter agreement to continue to nominate Mr. Keough to the Board. In addition, pursuant to this amended and restated letter agreement, on December 1, 2004, Mr. Keough received one-time grants of 3,500 restricted Common Shares that will vest on the six month anniversary of the grant date, options to purchase 25,000 Common Shares and 25,000 PARS that will vest if, at any time after the 1st anniversary of the date of grant, the closing price of the Common Shares is at or above $18.00 per share for each of 20 consecutive trading days.

Mr. Keough’s employment under the amended and restated letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, or upon a change in control of the Company, the agreement provides that he will be entitled to a severance benefit equal to at least 24 months’ base salary and benefits.

On October 1, 2002, the Company entered into a letter agreement with Ronald J. Domanico setting forth certain terms and conditions of his employment. The letter agreement establishes Mr. Domanico’s initial annual base salary at $340,000 and provides that subsequent increases in his base salary are to be determined by the Board. Pursuant to the letter agreement, the Company has provided Mr. Domanico with membership in a country club (with annual expenses capped at $10,000), a relocation allowance of $40,000, an annual allowance for financial planning services, immediate participation in the SERP, a supplemental long-term disability plan to ensure the replacement of at least 75% of his salary in the event of a qualifying disability, and ten years of service credit for purposes of the Company’s short-term disability plan.

Mr. Domanico’s employment under the letter agreement runs for an indefinite term. If his employment is terminated other than upon his death or disability or for cause, as defined in the agreement, the agreement provides that he will be entitled to a severance benefit equal to at least 12 months’ base salary and benefits.

Change in Control Severance Agreements

The Company has a change in control severance agreement with each of the Named Officers and the Company’s other executive officers in order to ensure their continued service in the event of a change in control of the Company. Each of the agreements provides that the individual will receive a severance benefit upon the termination of his or her employment without cause, or voluntarily for good reason, within two years after a change in control. The severance benefit is equal to the lesser of (i) two years’ base salary or (ii) the highest amount that would not result in any “excess parachute payment” under federal tax laws. The individual will also receive the amount of any compensation he or she has previously earned, including compensation that has been deferred pursuant to a non-tax-qualified plan.

In exchange for these benefits, each of the covered individuals has agreed not to voluntarily terminate employment with the Company between the date on which a change in control is announced and the date on which it is either consummated or abandoned.

The agreements have no fixed expiration but can be cancelled by the Company upon one year’s notice. In connection with his retirement, as described above, Mr. Brown has agreed to the expiration of his rights under his change in control severance agreement as of December 31, 2004.

APPROVAL OF FIRST AMENDMENT TO 2003 LONG-TERM

EQUITY INCENTIVE PLAN

At the 2003 Annual Meeting of Shareholders, the Company’s shareholders approved the Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan (the “Incentive Plan”). In February 2005, the Compensation Committee and the full Board unanimously approved, subject to shareholder approval, a First Amendment to the Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan (the “Amendment”). If approved by the Company’s shareholders, the Amendment will amend the Incentive Plan to include directors of the Company in the group of eligible participants in the Incentive Plan, and to provide that directors may receive awards of unrestricted common stock. Participation has previously been limited to selected full-time employees of the Company.

The following summary is qualified in its entirety by reference to the text of the Incentive Plan and the Amendment. A copy of the Incentive Plan was included with the Company’s proxy statement for its 2003 Annual Meeting of Shareholders and will be provided to any shareholder upon written request to the Corporate Secretary. A copy of the Amendment is attached as Appendix A to this proxy statement.

Purpose of Plan

In 2003, the Board adopted and the shareholders approved the Incentive Plan to enhance alignment of the interests of participating key employees with the interests of the Company’s shareholders by rewarding participating key employees for improving the Company’s financial performance in a manner that is consistent with the creation of increased shareholder value. The Amendment will add the Company’s directors to the group of eligible participants, with the goals of assisting the Company in attracting, motivating and retaining directors and promoting the creation of long-term value for the Company’s shareholders by aligning the interests of the directors with those of the shareholders.

Shares Available for Issuance

An aggregate of 4,000,000 Common Shares are authorized for issuance under the Incentive Plan. This aggregate number is subject to adjustment for stock splits, stock dividends, and selected other types of recapitalizations, including mergers. In calculating the maximum number of Common Shares issuable under the Incentive Plan, the following rules apply:

•	shares granted outright as restricted stock or issued as a result of the exercise of stock options will reduce the number of shares issuable;

•	shares subject to a stock option terminated without the issuance of common stock will again be available for issuance, but restricted stock that is forfeited will not again be available for issuance; and

•	shares received by the Company in connection with the exercise of stock options or the payment of withholding taxes will again be available for issuance.

484,454 stock options and 488,044 shares of restricted stock have been issued under the Incentive Plan since its adoption in 2003. 3,097,403 Common Shares remain available for issuance under the Incentive Plan.

Term

Plan awards may be made so long as authorized shares are available for issuance under the Incentive Plan, but not later than May 7, 2013.

Administration and Participants

The Compensation and Employee Benefits Committee of the Board administers the Incentive Plan. The Committee has full discretionary authority in interpreting the terms of the Incentive Plan and of individual award agreements under the Incentive Plan.

Each year, the Chief Executive Officer nominates key employees of the Company and its subsidiaries of the Company to participate in award programs under the Incentive Plan for that year. In making nominations of key employees, the Chief Executive Officer considers relevant factors, including, each key employee’s functions and responsibilities and the value of the employee’s past and future services for the Company’s profitability and sound growth. The Committee then selects Plan participants from the nominated individuals. For 2004, the Chief Executive Officer nominated, and the Committee approved the participation of, 116 key employees.

If the shareholders approve the Amendment, the Chief Executive Officer will also nominate members of the Board of Directors to participate each year. Under the Company’s current director compensation arrangements, each non-employee director will be nominated each year. Any Plan awards to directors made prior to the 2005 Annual Meeting will be contingent on shareholder approval of the Amendment. No awards to directors have been made under the Incentive Plan as of the date of this proxy statement.

Awards

The Committee grants awards to under the Incentive Plan in the form of either stock options, restricted stock or a combination of stock options and restricted stock. In addition, if the shareholders approve the Amendment, the Committee may grant awards of unrestricted Common Shares to directors. Awards may be granted periodically, but no employee may receive an award more than once in a 12-month period except in connection with his or her hiring.

The Company currently intends that stock options will comprise up to (but not more than) 50% of each award granted to senior key managers who participate in the Incentive Plan or to other participating key managers designated by the Committee, with performance accelerated restricted stock, or PARS, comprising the remainder of the awards to these participants. For awards granted to all other participants, there is no limit on the percentage of the awards that stock options may comprise.

For each award to a key employee, the Company currently intends that the number of options and shares of restricted stock a participant receives will be based on the Committee’s determination of such employee’s proportionate interest in a pool of shares eligible for grant for that year, valued based on the closing price of the Common Shares on the day the award is made (or the next preceding trading day, if the Common Shares do not trade on the day the award is made.).

Under the Company’s current director compensation arrangements, each non-employee director will receive, as a part of his or her annual retainer, one or more annual grants of vested Common Shares equal in value to one half of his or her base annual retainer fee ($37,500 for the Chairman of the Board and $25,000 for the other non-employee directors), as well as an annual grant of options to purchase 3,000 Common Shares. Assuming shareholder approval of the proposed Amendment, directors will receive 25% of their 2005 annual retainer in Common Shares.

The maximum number of Common Shares covered by awards granted under the Incentive Plan to any participant in any calendar year is 100,000.

Options.    All stock options awarded under the Incentive Plan must have an exercise price at least equal to the fair market value of the Common Shares on the date the options are granted. Options have a vesting schedule of up to five years and a term of up to ten years, in each case as determined by the Committee in its discretion and set forth in the individual award agreements.

The exercise price of an option may be paid in such consideration as the Committee deems appropriate, including cash, Common Shares or a combination of cash and Common Shares. In addition, to the extent permitted by law, the Committee may permit a participant to elect to pay the option price upon the exercise of a stock option by authorizing a third party to sell Common Shares (or a sufficient portion of the shares) acquired upon exercise of the stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire option price and any tax withholding resulting from such exercise. In any case, the permitted methods of payment will be set forth in the applicable individual award agreement.

The Incentive Plan expressly prohibits the repricing of outstanding options, including through the exchange of a new lower-priced option for an outstanding higher-priced option. However, the Committee may adjust the exercise price of outstanding options for stock splits, stock dividends, and selected other types of recapitalizations, including mergers.

Restricted Stock.    All Common Shares awarded as restricted stock under the Incentive Plan will be forfeitable and nontransferable (subject to the exceptions as the Committee may determine) until they vest. Vesting occurs, and the transfer restrictions lapse, on the date set by the Committee at the time of grant. This vesting date may be up to ten years after the date of grant. Restricted stock awards may also be subject to the attainment of performance goals, or to such other conditions as the Committee may determine at the time of grant.

The Committee may make awards of restricted stock under the Incentive Plan in the form of performance accelerated restricted stock, or PARS. PARS will vest ahead of schedule if the closing price of the Common Stock exceeds a specified threshold, or if another performance goal is met. The Committee sets this price threshold or performance goal for each PARS award at the time of grant.

The performance goals that may be used under the Incentive Plan in connection with grants of PARS or other restricted stock awards include economic profit, return on net assets, return on shareholders’ equity, return on assets, return on capital, earnings per share, net earnings, gross income, earnings growth, price per share, share appreciation and operating profit of the Company or any of its subsidiaries. The Committee has sole discretion to determine whether performance goals have been met.

The Committee may require that the Company retain possession of the certificates representing restricted stock for which the transfer restrictions have not lapsed. Notwithstanding retention of the certificates by the Company, the participant in whose name any certificate is issued will have all rights of a shareholder of the Company, including dividend and voting rights.

Other Common Share Awards.    Grants to directors of unrestricted Common Shares may be subject to such terms and conditions as the Committee establishes at the time of grant.

Termination of Employment

The Committee determines the consequences to awards under the Incentive Plan of a participant’s death, disability, retirement or other termination of employment of service. These consequences will be set forth in the individual award agreements or as the Committee may otherwise determine.

Transferability of Awards

A participant may transfer options awarded under the Incentive Plan by will, the laws of descent and distribution or a qualified domestic relations order. In addition, at the discretion of the Committee, a participant may transfer options by gift or other transfer other than for value to any of the following:

•	the participant’s family, as that term is defined in the Incentive Plan;

•	a trust in which either the participant or the participant’s family members have more than 50% of the beneficial interest;

•	a foundation in which the participant or the participant’s family members control the management of assets; or

•	any other entity in which the participant or participant’s family members own more than 50% of the voting interests.

Except as the Committee otherwise determines, no PARS or other restricted stock may be transferred until their transfer restrictions lapse. Once the restrictions lapse, the stock is freely transferable, subject to applicable securities laws.

Amendment and Termination of Plan

The Committee may suspend or terminate the Incentive Plan without notice. The Committee may also amend the Incentive Plan, but may not, without shareholder approval, adopt any amendment that would require approval of the shareholders pursuant to Section 162(m) of the Internal Revenue Code (as it affects options awarded under the Incentive Plan to “covered employees”). In addition, no amendment may impair the rights of participants with respect to awards that have already been granted under the Incentive Plan without the participants’ prior written consent.

Other

All awards under the Incentive Plan that have not yet vested will vest fully and automatically upon a change of control of the Company. The Incentive Plan defines a “change of control” as the occurrence of any of the following events:

•	a majority of the Board ceases to consist of a combination of incumbent directors and directors whose election or nomination was approved by at least two thirds of the incumbent directors then on the Board;

•	any person becomes a beneficial owner of the Company securities representing 25% or more of the combined voting power of the Company’s outstanding voting securities, subject to exceptions described in the Incentive Plan;

•	the consummation of a merger, consolidation, share exchange or similar business combination that requires the approval of shareholders, subject to exemptions described in the Incentive Plan; or

•	actions by the Company upon a plan of complete liquidation or dissolution, or to sell all or substantially all of the Company’s assets, in either case with the approval of shareholders.

All awards under the Incentive Plan are intended to qualify to the extent possible for exemption from the short-swing profit rules of Section 16 under the Securities Exchange Act of 1934.

Certain Federal Income Tax Consequences

Certain tax consequences of the Incentive Plan under current federal law are summarized in the following discussion. This discussion deals with the general tax principles applicable to the Incentive Plan and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed and may vary depending on individual circumstances and from locality to locality.

For federal income tax purposes, a recipient of stock options granted under the Incentive Plan does not have taxable income upon the grant of the option, nor is the Company then entitled to any deduction. Generally, upon exercise of the options, the optionee realizes ordinary income, and the Company is entitled to take a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the Common Shares on the date of exercise. The optionee’s basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the Common Shares acquired by exercise of options generally will be the fair market value of the Common Shares on the date of exercise.

A participant to whom PARS or other restricted stock is awarded does not have taxable income upon the issuance of the stock, and the Company is not then entitled to a deduction, unless the participant makes an election under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to transfer restrictions and to forfeiture to the Company, the participant realizes ordinary income and the Company is entitled to a deduction in an amount equal to the fair market value of the shares at the time, less the purchase price, if any, the participant paid for the shares (subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as described below, with respect to PARS). If an election is made under Section 83(b) with respect to restricted stock, the participant realizes ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price, and the Company is entitled to a deduction in the same amount (again, with respect to PARS, subject to the limits of Section 162(m)).

A director to whom unrestricted Common Shares are awarded has taxable income upon the issuance of the Common Shares.

Under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non- qualified benefits) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any one year. The Company generally believes it is desirable to design its compensation programs to conform to Section 162(m) so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” Awards of stock options under the Incentive Plan are intended to qualify as performance-based compensation under Section 162(m). Awards of PARS, by contrast, do not qualify as “performance-based” compensation under Section 162(m), and the Company may therefore not be entitled to a full deduction, or even any deduction, upon the lapse of restrictions on PARS awarded to the executive officers to whom Section 162(m) applies. Future types of restricted stock awards, if solely contingent upon the attainment of performance goals, may qualify as “performance-based.” Awards eligible to qualify as “performance-based” are subject to other requirements under Section 162(m), such as the option pricing requirements and requirements governing the administration of the Incentive Plan. Although the Company and the Committee believe it appropriate to take these and other tax considerations into account in the design of its compensation programs, they also believe that other considerations should be taken into account, such that compensation actions may not always qualify for tax deductibility under Section 162(m) or other favorable tax treatment to the Company.

The Board unanimously recommends a vote FOR approval of the Amendment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has sole responsibility for the selection of the Company’s independent registered public accounting firm. Its other material functions are outlined in a written charter adopted by the Board, which was amended in February 2004 and was included with the proxy statement for the 2004 Annual Meeting of Shareholders as Appendix B.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditors. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditors, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditors report to us and to the Board. We have sole authority to appoint and to terminate the engagement of the independent auditors.

We have discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and have discussed with the independent auditors the auditors’ independence from the Company and its management. We have also considered whether the non-audit services provided by Deloitte & Touche LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted additional policies directed at maintaining the independence of the independent auditors, such as prior committee approval of non-audit services and required audit partner rotation.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We also periodically meet in executive session.

In reliance on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. We have also appointed the Company’s independent auditors for 2005, and this appointment is being submitted for shareholder ratification at the 2005 Annual Meeting.

AUDIT COMMITTEE:

Daniel P. Casey, Chairman

L. Celeste Bottorff

Ralph M. Holt, Jr.

Audit Committee Pre-Approval Policy

As mandated by SEC regulations, the Audit Committee has a pre-approval policy that outlines procedures intended to ensure that all audit and permitted non-audit services provided to the Company by its independent auditors are approved either directly by the Audit Committee in advance or pursuant to the detailed procedures reflected in the pre-approval policy. The policy provides that any proposed services will be classified into one of four possible service categories that the Audit Committee generally believes is either required, or permissible, for the independent auditors to perform, and then submitted to the Audit Committee for pre-approval, along with specific information regarding the proposed services and fees. The four general service categories are as follows: audit services, audit-related services, tax services, and other services for which use of the independent auditors would provide a synergistic benefit to the Company or from which the Company would benefit by virtue of the independent auditors’ unique or superior qualifications. In addition, pursuant to the policy, the Audit Committee annually pre-approves the provision of certain specified audit, audit-related and tax services, subject to specified quarterly budget restrictions that can be exceeded only if an additional approval is obtained from either the Audit Committee Chairman or the Committee as a whole.

Audit Fees

Deloitte & Touche, LLP billed us the following amounts in aggregate fees for fiscal year 2004 and 2003 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings, as well as, beginning in fiscal year 2004, the attestation of management’s assessment of internal control as required by section 404 of the Sarbanes-Oxley Act of 2002:

2004 — $1,435,020	2003 — $727,970

Audit-Related Fees

Deloitte & Touche billed us the following amounts in aggregate fees for fiscal years 2004 and 2003 for assurance and related services, other than those described above under “Audit Fees,” that are reasonably related to the performance of the audit or review of our financial statements:

2004 — $41,930	2003 — $125,406

In 2004, these fees were billed for employee benefit plan audit services. In 2003, these fees were billed for audit-related services for Sarbanes-Oxley Act section 404 advisory services as well as for employee benefit plan audit services.

Tax Fees

For 2004 and 2003, Deloitte & Touche billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2004 — $349,722	2003 — $347,056

All Other Fees

Aggregate fees billed for all other audit-related services rendered by Deloitte & Touche for fiscal years 2004 and 2003 were:

2004 — $1,500	2003 — $7,908

The services provided under this category in 2004 related to research software and in 2003 to a review of subsidiary accounting procedures.

Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche as the independent registered public accounting firm to examine the books of the Company and its subsidiaries for the current year and to report on the consolidated statement of financial position and related statement of operations of the Company and its subsidiaries. Representatives of Deloitte & Touche are expected to be present at the 2005 Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal to ratify the selection of the independent registered public accounting firm requires that the number of votes cast for the proposal exceed the number of votes cast against it. Should the shareholders vote negatively, the Audit Committee will consider a change in independent registered public accounting firms for the 2006 fiscal year.

The Board unanimously recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the current year.

PROPOSALS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on December 13, 2005 in order to be considered for inclusion in the Company’s proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Shares, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement.

In addition, the Company’s bylaws prescribe procedures a shareholder must follow to make nominations for director candidates or propose any other business to be considered at an annual meeting. Shareholder nominations for director will be considered at an annual meeting or any other meeting at which an election is to be held if the shareholder delivers to the Secretary of the Company, not later than the close of business on the fifth business day following the date on which notice is first given to shareholders of the meeting at which such election is to be held, a notice setting forth the information specified in Section 3 of Article III of the Company’s bylaws. Other shareholder proposals will be considered at an annual meeting if the shareholder delivers to the Secretary of the Company at its principal executive office, no less than 60 nor more than 90 days prior to the meeting, a written notice setting forth the information specified in Section 15 of Article III of the Company’s bylaws. Notwithstanding the limitations described in the preceding sentence, in the event the Company’s annual meeting is held on a date other than the second Wednesday in May, and public disclosure of the date of the annual meeting is made less than 70 days prior to the meeting date, a shareholder’s notice of proposed business will be considered timely if received by the Company no later than the tenth day following the date of public disclosure of the meeting date. Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Secretary at 5000 Austell-Powder Spring Road, Suite 300, Austell, Georgia 30106.

OTHER MATTERS

The Board is not aware of any other matters that may be presented for action at the 2005 Annual Meeting, but if other matters do properly come before the meeting, it is intended that the Common Shares represented by the accompanying proxy appointment form will be voted by the persons named in the form in accordance with their best judgment.

You are cordially invited to attend this year’s meeting. However, whether you plan to attend the meeting or not, you are respectfully urged to sign and return the enclosed proxy appointment form, which will, of course, be returned to you at the meeting if you are present and so request.

James E. Rogers

Chairman of the Board

Michael J. Keough

President and Chief Executive Officer

APPENDIX A

(Blacklining indicates the changes that the Amendment would make to the text of the existing

2003 Long-Term Equity Incentive Plan)

FIRST AMENDMENT TO THE CARAUSTAR INDUSTRIES, INC.

2003 LONG-TERM EQUITY INCENTIVE PLAN

Pursuant to Section 23 of the Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan (the “Plan”), Caraustar Industries, Inc. (the “Company”) does hereby amend the Plan in the following respects.

1.    Effective as of the date of shareholder approval of this Amendment, Section 1 of the Plan is amended and restated in its entirety as follows:

“1.    Purpose.    The purpose of this Plan is to enhance alignment of the interests of selected employees and directors of Caraustar Industries, Inc. (the “Company”) with the interests of our shareholders by rewarding the participating employees and directors for improving our financial performance in a manner that is consistent with the creation of increased shareholder value. In furtherance of this objective, awards in the form of common stock purchase options ~~or~~ and restricted or unrestricted common stock, or a combination of ~~both~~ any of them, may be granted in accordance with the provisions of this Plan.”

2.    Effective as of the date of shareholder approval of this Amendment, Section 6 of the Plan is amended and restated in its entirety as follows:

“6.    Eligibility.    Awards under this Plan may be made to (i) any salaried, full-time key executive or operating or staff manager of the Company or any Subsidiary, ~~and to~~ (ii) any other salaried, full-time employee of the Company or any Subsidiary who is a significant contributor to the Company’s financial success or (iii) any director of the Company. The Chief Executive Officer shall nominate eligible employees and directors for participation in this Plan each year, and the Committee shall then select the persons to receive awards under this Plan during that year from the employees and directors so nominated.”

3.    All other references to “employees” in the Plan shall be deemed to include all employees and directors eligible under Section 6 of the Plan (as amended hereby).

4.    Effective as of the date of shareholder approval of this Amendment, a new Section 8A of the Plan is hereby created to read in its entirety as follows:

“8A.    Other Common Stock Awards.    The Committee may from time to time grant to directors awards under this Plan in the form of shares of common stock that are not subject to a risk of forfeiture or restrictions on transfer, or to the limitation on the frequency of grants set forth in clause (ii) of Section 5. Such awards shall be subject to such terms and conditions, if any, as the Committee may establish at the time of grant.”

5.    As modified hereby, the Plan continues and is hereby confirmed in all respects.

A-1

DETACH PROXY CARD HERE

Please Mark, Sign, Date and Return

this Proxy Promptly Using the

Enclosed Postage Prepaid Envelope.

Votes must be indicated

(x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

1. ELECTION OF THREE CLASS I DIRECTORS AND ONE CLASS II DIRECTOR

FOR WITHHOLD

ALL FOR ALL *EXCEPTIONS

Nominees: L. Celeste Bottorff, Dennis M. Love and Eric R. Zarnikow (Class I);

Charles H. Greiner, Jr. (Class II)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE

“EXCEPTIONS” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions

2. PROPOSAL TO APPROVE AMENDMENT OF THE COMPANY’S LONG TERM EQUITY INCENTIVE PLAN TO ALLOW DIRECTOR PARTICIPATION.

FOR

AGAINST

ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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FOR

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ABSTAIN

S C A N L I N E

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all Appointments of Proxy heretofore given by the undersigned.

Please sign exactly as name appears on card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date Share Owner sign here Co-Owner sign here

REVOCABLE

APPOINTMENT

OF PROXY

CARAUSTAR INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2005

THIS APPOINTMENT OF PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints James E. Rogers and Michael J. Keough as Proxies with full power of substitution to act andvote for and on behalf of the undersigned, as designated below, all the shares of common stock of Caraustar Industries, Inc. (the “Company”) held of record by the undersigned on March 11, 2005, at the annual meeting of shareholders to be held at the Company’s corporate headquarters, 5000 Austell-Powder Springs Road, Threadmill Complex Suite 300, Austell, Georgia on May 18, 2005 or any adjournment thereof.

THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR PROPOSALS 2 AND 3

UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE THE PROXIES WILL VOTE AS DIRECTED.

(Continued and to be dated and signed on the reverse side.)

CARAUSTAR INDUSTRIES, INC.

P.O. BOX 11126

NEW YORK, N.Y. 10203-0126